CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated October 26, 2023, relating to the financial statements and financial highlights of PMC Core Fixed Income Fund and PMC Diversified Equity Fund, each a series of Trust for Professional Managers, for the year ended August 31, 2023 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
December 20, 2023